Exhibit 99.1
Union Pacific Appoints Will to Board of Directors

OMAHA, Neb., Dec. 12, 2025 – Union Pacific Corporation appointed W. Anthony “Tony” Will to its Board of Directors, effective Jan. 5, 2026.

Will has served as president, CEO and board member of CF Industries Holdings, a global manufacturer of hydrogen and nitrogen products, since 2014. He plans to retire Jan. 4, 2026, and will serve in an advisory role through March 15.

“We are excited to welcome Tony to our board,” said Mike McCarthy, chairman of the Board, Union Pacific Corporation. “His proven leadership and impressive track record will be instrumental as we continue our work to build America’s first transcontinental railroad and transform the nation’s supply chain.”

Will joined CF Industries in 2007 as vice president, corporate development. He was promoted to vice president, manufacturing and distribution in 2009 and senior vice president, manufacturing and distribution in 2012.

“I’m honored to join Union Pacific’s board,” Will said. “It’s an exciting time for both Union Pacific and the rail industry as a whole, and I’m looking forward to leveraging my experience to help guide Union Pacific as we shape the future of rail.”

Before joining CF Industries, Will was a partner at Accenture LLP, a global management consulting, technology services and outsourcing company. He previously held positions at Sears, Roebuck and Company, Fort James Corporation, Boston Consulting Group and Motorola. Will has a bachelor’s degree in electrical engineering from Iowa State University and an MBA from the Kellogg School of Management at Northwestern University.

ABOUT UNION PACIFIC
Union Pacific (NYSE: UNP) delivers the goods families and businesses use every day with safe, reliable, and efficient service. Operating in 23 western states, the company connects its customers and communities to the global economy. Trains are the most environmentally responsible way to move freight, helping Union Pacific protect future generations. More information about Union Pacific is available at www.up.com.
Union Pacific Media Contact: Kristen South at 402-544-5034 or media@up.com
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